Exhibit 99.1

CONTACT

John B. Roche

Chief Financial Officer

(212) 297-1000

or

Laura Godfrey

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS

SECOND QUARTER 2008 RESULTS

Second Quarter Highlights

•                  For the quarter, generated funds from operations (“FFO”) of $32.9 million, an increase of $10.4 million, or 46.2%, from the $22.5 million generated in the same quarter of the previous year.  On a fully diluted per share basis, FFO was $0.64 and $0.82 for the second quarter of 2008 and 2007, respectively.

•                  For the quarter, net income to common stockholders was $10.1 million, or $0.20 per diluted share, a decrease from $20.0 million, or $0.73 per diluted share, for the same quarter in the previous year.  Net income for the second quarter of 2008 reflected depreciation expense of $22.5 million, or $0.44 per fully diluted common share, due to the increase in depreciable commercial real estate acquired in the AFR acquisition.  By comparison, depreciation expense for the same quarter of 2007 was only $1.1 million, or $0.04 per fully diluted common share.

•                  Completed on April 1, 2008, the $3.3 billion acquisition of American Financial Realty Trust (NYSE: AFR), which transformed Gramercy into a $7.9 billion diversified enterprise with complementary business lines consisting of commercial real estate finance and property investments.

•                  Entered into new term loan and revolving credit facilities with Wachovia with an extended maturity of July 2011, no exposure to spread-based mark-to-market risk, a $115.7 million term loan, and $100 million of financing capacity for new investment opportunities.

•                  Increased stockholders’ equity at June 30, 2008 to $1.1 billion, or $21.78 per share, from $748.7 million due primarily to the issuance of 15,634,854 shares of common stock at a price per share of $22.36 in connection with the AFR acquisition.

•                  Strengthened Gramercy’s senior management team through the recruitment of: John B. Roche as Chief Financial Officer, who was previously Executive Vice President and Chief Financial Officer at

New Plan Excel Realty Trust; Michael Berman as Senior Vice President, Leasing and Asset Management for Gramercy Realty, who brings more than 20 years of commercial property leasing and asset management experience with industry leaders including Equity Office Properties, Brookfield Properties, Reckson Associates, La Salle Partners, and Julien J. Studley, Inc.; and Edward J. Matey as General Counsel, Gramercy Realty, and formerly general counsel of AFR.  Additionally, named as Chief Operating Officer Robert R. Foley, who formerly served as Gramercy’s Chief Financial Officer.

•                  Launched the build-out of an integrated asset management platform within Gramercy Realty to consolidate responsibility for, and control over, leasing, lease administration, property management, and tenant relationship management.   Reorganized and upgraded accounting and other information management systems within Gramercy.  Increased Gramercy Finance’s Loan Servicing and Asset Management team to 12 professionals in New York City and Los Angeles.

•                  Maintained at quarter-end approximately $200 million of available liquidity, including $55 million of cash-on-hand, $44 million of cash in Gramercy’s three CDOs, and availability under secured and unsecured credit facilities of $101 million.  Additionally, Gramercy had unused borrowing capacity under its secured and unsecured credit facilities of $733 million.

•                  Generated $133.0 million of loan repayments.  Reduced unfunded commitments associated with existing loans to $101.9 million from $165.6 million at March 31, 2008.

•                  Entered into a contract of sale for the 546,020 net rentable square feet Wachovia Center in Winston-Salem, North Carolina, plus sales contracts on an additional 11 properties, with a combined sales price of approximately $42.3 million.  Closed on the sales of 14 Held for Sale properties acquired from AFR for an aggregate sales price of approximately $36.9 million, plus 6 other properties for an aggregate sales price of $8.8 million.  To date, 68 of the 151 properties originally identified as Held for Sale have been sold representing approximately 78% of the aggregate expected gross proceeds.

•                  Signed 27 new leases totaling 61,278 net rentable square feet during the second quarter, finishing the quarter at 87.6% occupancy for the portfolio as compared to 87.5% occupancy at April 1, 2008.

•                  Gramercy Finance’s investment activity included the repurchase of $37.8 million of BBB to A+ rated CRE CDO bonds previously issued by Gramercy’s CDOs, generating gains of $17.6 million, and the purchase of $20.0 million of investment-grade rated CMBS.  No loans were directly originated or acquired during the quarter.

•                  Recorded during the quarter a gross provision for possible loan losses of $23.2 million involving 6 separate loans.  The provision was based on Gramercy’s latest review of its loan portfolio, continued illiquidity in the commercial real estate capital markets, and slowing economic conditions.  Gramercy’s reserve for possible loan losses at June 30, 2008 was $35.4 million in connection with 10 separate loans.

•                  Declared a regular dividend of $0.63 per common share, and a dividend for the Series A Preferred Stock for the period April 1, 2008 through June 30, 2008 of $0.50781 per preferred share.  The dividends were paid on July 15, 2008 to common stockholders of record as of the close of business on June 30, 2008, and to preferred stockholders of record as of the close of business on June 30, 2008.

•                  Revised guidance for FFO per share to approximately $2.20 to $2.45 for fiscal year 2008, due principally to an increase in non-performing loans and provisions for possible loan losses prompted by challenging economic conditions, severe illiquidity in the capital markets, and a difficult operating environment.

Summary

NEW YORK, N.Y. – July 23, 2008 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $32.9 million, or $0.64 per diluted share, for the quarter ended June 30, 2008.  Gramercy generated total revenues of $202.1 million during the second quarter of 2008, an increase of $123.8 million, from $78.3 million during the same quarter of the prior year.  Gramercy generated total revenues of $288.2 million during the first half of 2008, an increase of $141.7 million, from $146.4 million during the same half of the prior year.

At June 30, 2008, Gramercy owned 29.2 million net rentable square feet of commercial real estate in 37 states and the District of Columbia with an aggregate asset book value of approximately $4.1 billion, in addition to $3.8 billion of debt investments, commercial real estate securities investments, and other assets.  As of June 30, 2008, approximately 52% of Gramercy’s assets were comprised of commercial property, 30% of debt investments, 11% of commercial mortgage real estate securities and 7% of other assets.

Gramercy Realty

Gramercy’s commercial real estate business operates under the name Gramercy Realty.  Gramercy Realty’s portfolio consists of office buildings and well-located bank branches serving investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 20 properties, including 14 Held for Sale properties, for an aggregate sales price of approximately $45.7 million.  To date 68 of the 151 Held for Sale properties have been sold representing approximately 78% of the aggregate expected gross proceeds.  Also during the quarter, Gramercy Realty signed 27 new leases totaling 61,278 net rentable square feet, finishing the quarter at 87.6% occupancy for the portfolio as compared to 87.5% occupancy at the merger with AFR.

Gramercy Realty’s operating property portfolio as of June 30, 2008 is summarized below:

	Number of Buildings		Square Feet		Occupancy
Portfolio	At Acquisition	At 6/30/08	At Acquisition	At 6/30/08	At Acquisition	At 6/30/08
Core (1)	653	652	20,935,260	20,910,046	96.4%	96.3%
Value - Add	303	295	5,265,870	5,223,593	65.8%	65.7%
Subtotal	956	947	26,201,130	26,133,639	90.3%	90.2%
Held for Sale (2)	96	84	2,382,666	1,914,749	57.1%	53.2%
Total (3)	1,052	1,031	28,583,796	28,048,388	87.5%	87.6%

(1)  Reflects one lease termination

(2)  Excluded two properties reclassified from Value Add to Held for Sale

(3)  Excludes 3 legacy Gramercy joint venture net leased properties comprising a total of 1.2 million net rentable square feet

Gramercy Finance

Gramercy’s specialty finance business operates under the name Gramercy Finance.  As of June 30, 2008, debt investments had a carrying value of approximately $2.3 billion, net of unamortized fees and discounts of $66.4 million, and had associated unfunded commitments of $101.9 million.  Commercial mortgage real estate securities investments totaled $855.8 million as of June 30, 2008, net of unamortized fees and discounts of $33.4 million.  Approximately 92% of Gramercy Finance’s commercial mortgage real estate securities investments are rated AAA.

The aggregate carrying values, allocated by investment type and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of June 30, 2008 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Effective Spread over LIBOR
Whole Loans - floating rate	$1,392.2	59.9%	—	335	bps
Whole Loans - fixed rate	$155.3	6.7%	7.15%	—
Subordinate Mortgage Interests - floating rate	$132.0	5.7%	—	451	bps
Subordinate Mortgage Interests - fixed rate	$43.6	1.9%	8.32%	—
Mezzanine Loans - floating rate	$361.2	15.5%	—	568	bps
Mezzanine Loans - fixed rate	$227.4	9.8%	8.99%	—
Preferred Equity - fixed rate	$11.9	0.5%	10.09%	—
Subtotal	$2,323.6	100.0%	8.30%	389	bps
Commercial mortgage real estate securities – floating rate	$68.6	8.0%	—	854	bps
Commercial mortgage real estate securities – fixed rate	$787.2	92.0%	6.22%	—
Subtotal	$855.8	100.0%	6.22%	854	bps
Total	$3,179.4		6.96%	404	bps

Note:  Investments are presented net of unamortized fees, discounts, and unfunded commitments.

Asset yields for fixed rate and floating rate debt investments as of June 30, 2008 were 8.3% and 30-day LIBOR plus 389 basis points, respectively, compared to 8.3% and 30-day LIBOR plus 398 basis points, respectively, in the previous quarter.  Asset yields on Gramercy Finance’s floating rate first mortgage loans were virtually unchanged from the prior quarter at 30-day LIBOR plus 335 basis points.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 66.5% at June 30, 2008, compared to 67.4% from the previous quarter.

The weighted average remaining term of Gramercy Finance’s debt investment portfolio decreased to 2.0 years from 2.1 years at the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio decreased to 3.6 years from 3.9 years for the prior quarter.

At June 30, 2008, Gramercy Finance had 5 non-performing loans with a carrying value of $205.7 million, net of associated loan loss reserves of $26.1 million.  Of these 5 loans, 4 were classified as sub-performing loans for the prior quarter.

Operating Results

Gramercy Finance’s debt investments generated investment income of $63.0 million for the second quarter, including yield maintenance and prepayment penalties.  Gramercy Realty’s rental revenues and reimbursements generated revenue of $116.3 million for the second quarter.  Gain on sales and other income of $22.8 million consisted primarily of $17.6 million of gains from the purchase at a discount of ten investment grade CRE CDO bonds previously issued by Gramercy’s three CDOs, and investment earnings on the Company’s cash balances during the quarter.  The bonds were not retired, but are reflected on Gramercy’s balance sheet as a reduction in the amount of CDO bonds outstanding at June 30, 2008.

Interest expense of $77.8 million for the second quarter reflects interest expense on $2.7 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, $2.6 billion of mortgage notes payable, and $413.8 million of other debt.

Management and incentive fees earned by affiliates of SL Green of $11.7 million for the quarter includes a $2.6 million incentive fee earned as a result of Gramercy’s return to common shareholder equity, based upon FFO, exceeding the 9.5% threshold.

Management, general and administrative expense was $4.1 million, unchanged from the second quarter of the prior year, reflecting initial post-merger corporate synergies and economies of scale.  This expense category, when measured as a percentage of total revenue, declined to 2.0% at June 30, 2008 from 5.1% for the quarter ended June 30, 2007.

Liquidity and Funding

Gramercy’s liquidity at June 30, 2008 consisted of $55 million of cash-on-hand, $44 million of cash in its three CDOs, and immediate availability under secured and unsecured credit facilities of $101 million.  Additionally, Gramercy has available capacity under its secured and unsecured credit facilities of $470 million.  On July 23, 2008, Gramercy and Wachovia Securities entered into new credit facilities that established a $115.7 million term loan secured by collateral assets previously financed with Wachovia under a prior credit facility, established a $100 million revolving credit facility for new investment activity, set an extended maturity of July 2011 and a credit spread of 242.5 basis points, and has no exposure to spread-based mark-to-market risk.

Loan prepayments, partial repayments, and scheduled amortization payments were $133.0 million during the quarter.  Unfunded commitments associated with existing loans declined to $101.9 million from $165.6 million as March 31, 2008.  Additionally, Gramercy sold 14 Held for Sale properties acquired from AFR for aggregate gross sales price of approximately $36.8 million, and 6 other properties with an aggregate sales price of approximately $8.8 million.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.63 per common share for the quarter ended June 30, 2008.  The Board of Directors of Gramercy also approved a quarterly dividend of $0.50781 per share of its Series A Preferred Stock for the period April 1, 2008 through June 30, 2008.   The dividends were paid on July 15, 2008 to common stockholders of record at the close of business on June 30, 2008, and to preferred stockholders of record at the close of business on June 30, 2008.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company operating in two complementary areas: Gramercy Finance, which focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities; and Gramercy Realty, which focuses on the acquisition and management of commercial properties net leased primarily to regulated financial institutions and affiliated users throughout the United States.  Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on July 24, 2008 at 2:00 p.m. EST to discuss the second quarter 2008 financial results.

The live conference will be webcast in listen-only mode on Gramercy’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 825-3354 Domestic or (617) 213-8063 International, using pass code Gramercy.

A replay of the call will be available from July 24, 2008 4:00 p.m. through, July 31, 2008 by dialing (888) 286-8010

Domestic or (617) 801-6888 International, using pass code 24359280.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 14 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically,  competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, and other factors including those listed in our Annual Report on Form 10-K, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Investment income	$63,003	$72,828	$137,598	$132,797
Rental revenue	82,153	1,850	85,852	3,586
Operating expense reimbursements	34,142	—	34,142	—
Gain on sales and other income	22,773	3,625	30,570	10,054
Total revenues	202,071	78,303	288,162	146,437

Operating Expenses
Ground rent and leasehold obligations	4,292	—	4,292	—
Real estate taxes	11,223	—	11,223	—
Utilities	10,834	—	10,834	—
Other property operating expenses	23,454	—	23,454	—
Direct billable expenses	1,759	—	1,759	—
Total operating expenses	51,562	—	51,562	—

Net operating income	150,509	78,303	236,600	146,437

Other expenses:
Interest expense	77,759	39,209	119,202	75,670
Management fees	9,106	5,414	16,251	10,253
Incentive fee	2,604	3,784	5,100	6,601
Depreciation and amortization	22,478	1,088	24,308	1,759
Management, general and administrative	4,068	4,103	6,872	7,923
Provision for loan loss	23,214	2,900	31,214	4,148
Total expenses	139,229	56,498	202,947	106,354

Income before equity in net income (loss) of unconsolidated joint ventures, provision for taxes, minority interest and discontinued operations	11,280	21,805	33,653	40,083
Equity in net income (loss) from unconsolidated joint ventures	1,592	484	4,700	(211)
Income before provision for taxes, minority interest and discontinued operations	12,872	22,289	38,353	39,872

Provision for taxes	—	(429)	(11)	(963)
Net income from continuing operations before minority interests	12,872	21,860	38,342	38,909
Minority interest	(251)	—	(251)	—
Net income from continuing operations	12,621		38,091
Net (loss) from discontinued operations	(222)	—	(222)	—

Net income	12,399	21,860	37,869	38,909
Preferred stock dividends	(2,336)	(1,895)	(4,672)	(1,895)
Net income available to common stockholders	$10,063	$19,965	$33,197	$37,014

Basic earnings per share:
Net income from continuing operations	$0.20	$0.77	$0.77	$1.42
Net loss from discontinued operations	—	—	—	—

Net income available to common Stockholders	$0.20	$0.77	$0.77	$1.42

Diluted earnings per share:
Net income from continuing operations	$0.20	$0.73	$0.77	$1.35
Net loss from discontinued operations	—	—	—	—

Net income available to common stockholders	$0.20	$0.73	$0.77	$1.35
Dividends per common share	$0.63	$0.63	$1.26	$1.19
Basic weighted average common shares outstanding	51,166	26,049	42,966	26,037

Diluted weighted average common shares and common share equivalents outstanding	51,291	27,462	43,167	27,467

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
Assets:
Real estate investments, at cost
Land	$741,619	$88,720
Building and improvements	2,642,437	79,549
Investment in joint ventures	68,799	49,440
Less: accumulated depreciation	(19,170)	(2,015)
Total real estate investments, net	3,433,685	215,694

Cash and cash equivalents	$55,201	$293,126
Restricted cash	229,119	135,957
Loans and other lending investments, net	2,179,311	2,441,747
Commercial mortgage backed securities	855,815	791,983
Assets held for sale, net	365,270	194,998
Pledged government securities, net	103,527	—
Tenant and other receivables, net	52,565	—
Derivative instruments, at fair value	786	—
Accrued interest	33,040	32,587
In-place leases, net of accumulated amortization of $7,847 and $0	412,634	—
Deferred financing costs	39,353	44,381
Deferred costs	39,088	11,728
Other assets	83,465	42,877

Total assets	$7,882,859	$4,205,078

Liabilities:
Mortgage notes payable	$2,557,181	$153,624
Credit facilities	168,917	—
Repurchase agreements	94,915	200,197
Collateralized debt obligations	2,683,955	2,735,145
Total secured and other debt	5,504,968	3,088,966

Management and incentive fees payable	6,065	5,617
Dividends payable	34,675	93,992
Accrued interest	12,677	—

Accounts payable and accrued expenses	117,299	35,188
Deferred revenue	83,622	—
Below market lease liabilities, net of accumulated amortization of $16,581 and $0	746,146	—
Leasehold interests, net of accumulated amortization of $704 and $0	21,895	—
Other liabilities related to assets held for sale	7,274	—
Derivative instruments, at fair value	63,902	72,495
Other liabilities	14,995	10,085
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	6,763,518	3,456,343

Commitments and contingencies	—	—

Minority interest	2,386	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 51,295,294 and 34,850,577 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	51	34
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	111,205	111,205
Additional paid-in-capital	1,079,851	685,958
Accumulated other comprehensive income	(58,627)	(65,658)
(Accumulated Deficit) retained earnings	(15,525)	17,196
Total stockholders’ equity	1,116,955	748,735
Total liabilities and stockholders’ equity	$7,882,859	$4,205,078

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2007
Net income available to common stockholders	$10,063	$19,965	$33,197	$37,014
Add:
Depreciation and amortization	25,721	3,174	30,310	5,593
FFO adjustment for unconsolidated joint ventures	179	1,946	365	3,893
Less:
Non-real estate depreciation and amortization	(3,036)	(2,592)	(6,913)	(4,428)
Funds from operations	$32,927	$22,493	$56,959	$42,072

Funds from operations per share - basic	$0.64	$0.86	$1.33	$1.62
Funds from operations per share - diluted	$0.64	$0.82	$1.32	$1.53

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007

Net income available to common stockholders	$23,135	$17,048
Add:
Depreciation and amortization	4,589	2,419
FFO adjustment for unconsolidated joint ventures	186	1,947
Less:
Non-real estate depreciation and amortization	(3,877)	(1,836)
Funds from operations	$24,033	$19,578

Funds from operations per share - basic	$0.69	$0.75
Funds from operations per share - diluted	$0.69	$0.71